Exhibit 107: Calculation of Filing Fee Tables

S-3

(Form Type)

SunOpta Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Shares	457(o)[1]	6,089,331	$8.44	$51,393,953.60	.0001102	$5,663.61	-	-	-	-
Fees previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts				$8.44	$51,393,953.60	.0001102	$5,663.61
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$5,663.61

1 Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices, such average being $8.44 of the registrant's Common Stock on the New York Stock Exchange on March 3, 2023. This calculation is in accordance with Rule 457(c) of the Securities Act.

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Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Sources	-	-	-	-	-	-	-	-	-	-	-

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